                                Exhibit No. 11.1



                         Statement of Computation of Net
                          Investment Income Per Limited
                                Partnership Unit

                    FIDUCIARY CAPITAL PENSION PARTNERS, L.P.


                         STATEMENT OF COMPUTATION OF NET
                          INVESTMENT INCOME PER LIMITED
                                PARTNERSHIP UNIT

                                                   For the Three Months              For the Nine Months
                                                    Ended September 30,              Ended September 30,
                                                    -------------------              --------------------
                                                  1997             1996             1997             1996
                                                  ----             ----             ----             ----

Net Investment Income                         $  133,764       $  281,787       $  443,421       $  799,774

Percentage Allocable to Limited Partners              99%              99%              99%              99%
                                              ----------       ----------       ----------       ----------

Net Investment Income Allocable
   to Limited Partners                        $  132,426       $  278,969       $  438,987       $  791,776
                                              ==========       ==========       ==========       ==========

Weighted Average Number of Limited
   Partnership Units Outstanding               1,104,881        1,196,564        1,104,881        1,196,564
                                              ==========       ==========       ==========       ==========

Net Investment Income Per Limited
   Partnership Unit                           $      .12       $      .23       $      .40       $      .66
                                              ==========       ==========       ==========       ==========